Exhibit 10.1.b

FIRST AMENDMENT TO THE
AGL RESOURCES INC.
LONG-TERM INCENTIVE PLAN (1999)

This First Amendment to the AGL Resources Inc. Long-Term Incentive Plan (1999) (the “Plan”) is made and entered into this 27th day of September, 2004, by AGL Resources Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company sponsors the Plan to provide incentive and to encourage proprietary interest in the Company by its key employees, officers and inside directors; and

WHEREAS, the Company has determined that it would be in the best interest of the Company, its employees and the employees of its subsidiaries to amend the Plan to provide that awards of Performance Units may, in the Committee’s discretion, be paid in cash, rather than in shares of Company common stock; and

WHEREAS, Section 9.7 of the Plan provides that the Board may amend the Plan at any time;

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows:

1.

Section 2.19 of the Plan shall be amended in its entirety, effective as of September 27, 2004, to read as follows:

“Performance Unit” means an award of the right, subject to such conditions, restrictions and contingencies as the Committee determines, to receive one share of Common Stock or in the Committee’s sole discretion, an amount of cash determined by the Committee and set forth in the applicable Performance Unit Agreement.

2.

Section 8.1 of the Plan shall be amended, effective as of September 27, 2004, by adding a new subsection (f), which shall read in its entirety as follows:

(f)  Whether the Performance Units shall be converted, upon vesting, into shares of Common Stock or in the Committee’s sole discretion, settled in cash or a combination thereof.

3.

Subsection 8.7 of the Plan shall be amended, effective as of September 27, 2004, to read in its entirety, as follows:

Delivery of Common Stock As Payment; Payment in the Form of Cash: At the time the Performance Units vest, the Performance Units will be converted into an equal number of shares of Company common stock, and such common stock will be issued to the Recipient within a reasonable period of time pursuant to the terms of the Plan. Upon the issuance of the common stock, the Recipient will have immediate rights of ownership in the stock, including the right to vote the stock and the right to receive dividends on the stock. Alternatively, if provided in the applicable Performance Unit Agreement, at the time the Performance Units vest, the Recipient may, in the sole discretion of the Committee, receive a payment or a portion of a payment, in cash, in an amount equal to the fair market value (as of the time of vesting) of the number of vested Performance Units subject to such payment or partial payment.

4.

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

                                       AGL RESOURCES INC.

                                        By: /s/ Melanie M. Platt
Melanie M. Platt
Senior Vice President